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                                                                    Exhibit 21.1

     The following sets forth all of the direct and indirect subsidiaries of Millipore Microelectronics, Inc. If indented, the corporation is a wholly-owned subsidiary of the corporation under which it is listed.

                                                               Jurisdiction
Subsidiaries of the Registrant                               of Incorporation
------------------------------                               ----------------
Millipore MicroElectronics BV                                Netherlands
     Millipore MicroElectronics GmbH                         Germany
     Millipore MicroElectronics Ireland Ltd.                 Ireland
     Millipore MicroElectronics (U.K.) Ltd.                  United Kingdom
     Nihon Millipore MicroElectronics KK                     Japan
     Millipore MicroElectronics SAS                          France
     Millipore France Holding Company BV*                    Netherlands
           Millipore MiE SA                                  France
Millipore Asia Limited                                       Delaware
     Millipore MicroElectronics Singapore Pte. Ltd.          Singapore
     Millipore MicroElectronics Korea Ltd.                   Korea

* Millipore France Holding Company BV is 50% owned by Millipore Corporation, indirectly through one of its wholly-owned subsidiaries, and 50% owned by Millipore MicroElectronics BV.